Exhibit 5.1

 July 18, 2023
Painreform Ltd.
65 Yigal Alon Street,
P.O. Box 68,
Tel Aviv-Yafo 6744316,
Israel

Dear Sir and Madam:

We have acted as Israeli counsel to Painreform Ltd. (the “Company”), a company organized under the laws of the State of Israel in connection with the Securities Purchase Agreement, dated July 14, 2023 (the “Agreement”, which definition includes all listed exhibits and schedules thereto) entered into by and between the Company, and that certain investor signatory thereto, which provides for, among other things, the issuance and sale of $1,499,994.00 of registered and unregistered securities of the Company, including, but not limited to, an aggregate of 145,000 of the Company’s registered ordinary shares, par value NIS $0.3 per share (the "Ordinary Shares”), registered pre-funded ordinary share purchase warrants to purchase up to an aggregate of 21,666 Ordinary Shares (the “Prefunded Warrants”) and unregistered Ordinary Share purchase warrants to purchase up to an aggregate of 166,666 Ordinary Shares (the “Warrants” and the Ordinary Shares underlying the Prefunded Warrants and the Warrants, the “Warrant Shares”)  all being offered by the Company, pursuant to the terms of the Securities Purchase Agreement dated July 14, 2023 between the Company and the investor party thereto. The Ordinary Shares and the Prefunded Warrants are being issued pursuant to a registration statement on Form F-3 (Registration Statement No. 333-259318) (the “Registration Statement”) as originally filed with the U.S. Securities and Exchange Commission (the “Commission”) on September 3, 2021 under the Securities Act of 1933, as amended (the “Securities Act”), the prospectus dated April 1, 2021 and the prospectus supplement dated November 25, 2021, filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations of the Securities Act and the POS AM dated March, 22, 2021 (the “Prospectus Supplement”).

As counsel to the Company in Israel, we have examined copies of the Articles of Association, as amended, of the Company and such corporate records, instruments, and other documents relating to the Company and such matters of law as we have considered necessary or appropriate for the purpose of rendering this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic originals of all documents submitted to us as copies.

With regard to our opinion regarding the Pre-funded Warrants and the Warrant Shares, we express no opinion to the extent that future issuances of securities of the Company, including the Warrant Shares, and/or antidilution adjustments of outstanding securities of the Company, including the Pre-Funded Warrants, cause the Pre-Funded Warrants to be exercisable for more Ordinary Shares than the number then available for issuance by the Company.

Based on the foregoing, we advise you that in our opinion, (i) all action on the part of the Company, its directors and its shareholders necessary for the due authorization and valid issuance, sale and delivery of the Ordinary Shares and Prefunded Warrants has been duly taken, (ii) when issued and sold against payment therefor in accordance with the Agreement, Registration Statement and Prospectus Supplement, the Ordinary Shares will be legally issued, fully paid and non-assessable, and (iii) when issued and sold against payment therefor in accordance with the terms of the Prefunded Warrant, the Warrant Shares underlying such Prefunded Warrants will be legally issued, fully paid and nonassessable.

We are members of the Israeli bar, and the opinions expressed herein are limited to questions arising under the laws of the State of Israel, and we disclaim any opinion whatsoever with respect to matters governed by the laws of any other jurisdiction.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 6-K to be filed with the Commission on July 18, 2023, which will be incorporated by reference in the Registration Statement, and to the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission

Sincerely,

/s/ Doron, Tikotzky, Kantor, Gutman, Nass, Amit Gross & Co
Advocates & Notaries

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